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                                                                     Exhibit 8.1



                   [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]



                                 March __, 1996




Rykoff-Sexton, Inc.
1050 Warrenville Road
Lisle, Illinois  60532-5201


Ladies & Gentlemen:

          Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Rykoff-Sexton, Inc., a Delaware corporation ("RSI"), relating to the merger of US Foodservice Inc., a Delaware corporation, with and into USF Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of RSI (the "Merger"). We have acted as special counsel to RSI in connection with the Merger.

          We have participated in the preparation of the discussion set forth under the heading "THE MERGER -- Certain Federal Income Tax Consequences" in the proxy statement and prospectus that is part of the Registration Statement. In our opinion, such discussion is accurate in all material respects.

          We hereby consent to the use of this opinion as Exhibit ___ to the Registration Statement and to the reference to our firm under the heading "THE MERGER -- Certain Federal Income Tax Consequences" in the proxy statement and prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                           Very truly yours,



                                           /s/ JONES, DAY, REAVIS & POGUE